EXHIBIT 10.7

WEST PARK
INDUSTRIAL BUILDING LEASE
BY AND BETWEEN
HUNTINGTON INGALLS INCORPORATED
AND 301 WEST PARK INVESTORS, LLC

1.    BASIC TERMS. This Section 1 contains the Basic Terms of this Lease between Landlord and Tenant, named below. Other Sections of the Lease referred to in this Section 1 explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.
1.1.    Date of Lease: February 13, 2015
1.2.    Landlord: 301 West Park Investors, LLC, a Delaware limited liability company
1.3.    Tenant: Huntington Ingalls Incorporated, a Virginia corporation
1.4.    Premises: Approximately 257,218 rentable square feet of space, within the building commonly known as 300 West Park Lane, Hampton, Virginia (the "Building"), which contains approximately 257,218 rentable square feet. The Building, the Common Areas, and the Premises are shown on the Floor Plan attached hereto as Exhibit A-1.
1.5.    Property: means the land as shown or described on Exhibit A, the Building, and the Common Areas, which are defined by Section 4.2.
1.6.    Commencement Date: The earliest of (a) June 1, 2015, or (b) the date of substantial completion of Landlord's Work (as defined below), or (c) the date on which Tenant occupies any portion of the Premises and begins conducting business therein.
1.7.    Rent Commencement Date: January 1, 2016
1.8.    Lease Term: Twelve (12) years ("Term"), commencing on the Rent Commencement Date and ending December 31, 2027, subject to Section 2.3 below ("Expiration Date").
1.9.    Permitted Uses: (See Section 4.1) warehouse, distribution, manufacturing, parking for employees and invitees, and office.
1.10.    Tenant's Guarantor: None.
1.11.    Brokers: (See Section 23)
(A)    Tenant's Broker: Cushman & Wakefield Thalhimer
(B)    Landlord's Broker: CB Richard Ellis of Virginia, Inc.
1.12.    Security/Damage Deposit: N/A
1.13.    Initial Estimated Additional Rent Payable by Tenant: $16,933.52 per month
1.14.    Tenant's Proportionate Share: 100.00%
1.15.    Wire Instructions and/or Address for Rent Payment: For wires and ACH:
For wires and ACH:

Bank: Wells Fargo Bank, NA Norfolk, VA
Acct. Name: 200 West Park Investors, LLC
Acct. Routing: 051400549
Acct. Number: 2000036312016

For checks:

301 West Park Investors, LLC c/o CBRE
150 Main Street
Suite 1100
Norfolk, VA 23510
1.16.    Riders to Lease: The following riders/exhibits are attached to and made a part of this Lease: Exhibit A - I
2.    LEASE OF PREMISES; RENT.
2.1.    Lease of Premises for Term. Landlord hereby leases the Premises to Tenant, and Tenant hereby rents the Premises from Landlord, for the Term and subject to the conditions of this Lease.
2.2.    Types of Rental Payments. Tenant shall pay net base rent to Landlord in monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease (the "Base Rent") in the amounts and for the periods set forth below:

Period	Rentable Square Footage	Annual Base Rent per square footage	Annualized Base Rent	Monthly Installment of Base Rent
January 1, 2016 - December 31, 2016	257,218	$4.33	$1,113,753.94	$92,812.83
January 1, 2017 - December 31, 2017	257,218	$4.42	$1,136,029.02	$94,669.08
January 1, 2018 - December 31, 2018	257,218	$4.50	$1,158,749.6	$96,562.47
January 1, 2019 - December 31, 2019	257,218	$4.60	$1,181,924.59	$98,493.72
January 1, 2020 - December 31, 2020	257,218	$4.69	$1,205,563.08	$100,463.59
January 1, 2021 - December 31, 2021	257,218	$4.78	$1,229,674.34	$102,472.86
January 1, 2022 - December 31, 2022	257,218	$4.88	$1,254,267.83	$104,522.32
January 1, 2023 - December 31, 2023	257,218	$4.97	$1,279,353.19	$106,612.77
January 1, 2024 - December 31, 2024	257,218	$5.07	$1,304,940.25	$108,745.02
January 1, 2025 - December 31, 2025	257,218	$5.17	$1,331,039.06	$110,919.92
January 1, 2026 - December 31, 2026	257,218	$5.28	$1,357,659.84	$113,138.32
January 1, 2027 - December 31, 2027	257,218	$5.38	$1,384,813.03	$115,401.09

Tenant shall also pay Tenant's Proportionate Share (as set forth in Section 1.14) of Operating Expenses (as hereinafter defined) and any other amounts owed by Tenant hereunder (collectively, "Additional Rent"). In the event any monthly installment of Base Rent or Additional Rent, or both, is not paid within IO business days of the date when due, a late charge in an amount equal to 5% of the then delinquent installment of Base Rent and/or Additional Rent (the "Late Charge") shall be payable by Tenant without notice or demand. Base Rent and Additional Rent (including, without limitation, any Late Charge and Default Interest [as defined in Section 22.3 below], payable by Tenant hereunder shall collectively be referred to as "Rent". The Rent shall be paid by Tenant to Landlord (or such other entity designated as Landlord's management agent, if any, and if Landlord so appoints such a management agent, the "Agent"), or pursuant to such other directions as Landlord shall designate in this Lease or otherwise in writing.
2.3.    Covenants Concerning Rental Payments. Tenant shall pay the Rent promptly when due, without notice or demand, and without any abatement, deduction or setoff, except as may otherwise be expressly and specifically provided in this Lease. No payment by Tenant, or receipt or acceptance by Agent or Landlord, of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or satisfaction, and Agent or Landlord may accept such payment without prejudice to its right to recover the balance due or to pursue any other remedy available to Landlord. If the Rent Commencement Date occurs on a day other than the first day of a calendar month, the Rent due for the period from the Rent Commencement Date until the last day of the calendar month in which the Rent Commencement Date occurs shall be prorated on a per diem basis and paid to Landlord on the Rent Commencement Date, and the Term will be extended to terminate on the last day of the calendar month in which the Expiration Date stated in Section 1.8 occurs. Following the Rent Commencement Date, Tenant shall execute and deliver to Landlord the Letter of Understanding attached to the Lease as Exhibit F.

3.    OPERATING EXPENSES.
3.1.    Definitional Terms Relating to Additional Rent. For purposes of this Section and other relevant provisions of the Lease:
3.1.1.    Operating Expenses. The term "Operating Expenses" shall mean the actual costs and expenses paid or incurred by Landlord with respect to the ownership, repair, replacement, restoration, maintenance and operation of the Property, including, without limitation, the following: (i) services provided directly by employees of Landlord or Agent in connection with the operation, maintenance or rendition of other services to or for the Property; (ii) to the extent not separately metered, billed, or furnished, all charges for utilities and services furnished to either or both of the Property and the Premises (including, without limitation, the Common Areas [as hereinafter defined]), together with any taxes on such utilities; (iii) all premiums for insurance provided by Landlord and relating to the Property, and all deductibles paid by Landlord pursuant to insurance policies required to be maintained by Landlord under this Lease; (iv) the cost of all supplies, tools, materials and equipment utilized in the ownership and operation of the Property, and sales and other taxes thereon; (v) amounts charged (including, without limitation, those costs and expenses set forth in Section 13.2 (i) below) by any or all of contractors, materialmen and suppliers for services, materials and supplies furnished to Landlord in connection with any or all of the operation, repair and maintenance of any part of the Property (together with a reasonable overhead and administrative fee to Landlord); (vi) management fees to Landlord or Agent or other persons or management entities actually involved in the management and operation of the Property; (vii) any capital improvements made by, or on behalf of, Landlord to the Property that are required to keep the Property in compliance with all governmental laws, rules and regulations applicable thereto, from time to time, the cost of which capital improvements shall be reasonably amortized by Landlord over the useful life of the improvement; (viii) all professional fees incurred in connection with the operation, management and maintenance of the Property; (ix) maintenance and repair costs, dues, fees and assessments incurred under any applicable covenant or easement agreement or charged by any owner or park association to the extent such costs qualify as Operating Expenses under this Section 3.1.1; and (x) Taxes, as hereinafter defined in Section 3.1.2.
Attached hereto as Exhibit G are the actual 2013 Operating Expenses for the Building for informational purposes.
3.1.2.    Taxes. The term "Taxes," as referred to in Section 3.1.l(x) above, shall mean (i) all governmental taxes, assessments, fees and charges of every kind or nature (other than Landlord's income taxes), whether general, special, ordinary or extraordinary, due at any time or from time to time, during the Term and any extensions thereof, in connection with the ownership, leasing, or operation of the Property, or of the personal property and equipment located therein or used in connection therewith; and (ii) any reasonable expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Property. For purposes hereof, Taxes for any year shall be Taxes that are due for payment or paid in that year rather than Taxes that are assessed, become a lien, or accrue during such year which obligation shall survive the termination or expiration of this Lease.
3.1.3.    Operating Year. The term "Operating Year" shall mean the calendar year commencing January 1st of each year (including the calendar year within which the Commencement Date occurs) during the Term.
3.1.4.    Payment of Operating Expenses. Tenant shall pay, as Additional Rent and in accordance with the requirements of Section 2.2 and 3.2, Tenant's Proportionate. Share of the Operating Expenses as set forth in Section 1.14. Additional Rent commences to accrue upon the Rent Commencement Date. The Tenant's Proportionate Share of Operating Expenses payable hereunder for the Operating Years in which the Term begins and ends shall be prorated to correspond to that portion of said Operating Years occurring within the Term. Tenant's Proportionate Share of Operating Expenses and any other sums due and payable under this Lease shall be adjusted upon receipt of the actual bills therefor, but in no case less than once per year, and the obligations of this Section 3 shall survive the termination or expiration of the Lease.
Notwithstanding anything in this Section 3 to the contrary, Tenant's Proportionate Share of increases in "Controllable Operating Expenses" (as defined herein) for any calendar year shall not include the portion of such Controllable Operating Expenses for such year that exceeds the product of (i) comparable Controllable Operating Expenses incurred by Landlord for the immediately preceding calendar year (as reduced pursuant to this subparagraph), multiplied by (ii) 105% per annum. For the purposes of this subparagraph, "Controllable Operating Expenses" are defined to be all Operating Expenses except (1) Taxes, (2) premiums for insurance coverage, (3) utilities, (4) snow plowing and removal, and (5) any costs of complying with Laws (as defined in Section 9.1) that become effective after the date of this Lease and any costs resulting from changes that become effective after the date of this Lease in the application or official interpretation of, or amendments or modifications to or extensions of, or newly adopted, Laws (including, without limitation, Laws affecting, relating to or providing for "minimum wage" increases or changes in worker's compensation and/or state employment insurance requirements). If Tenant disputes the amount set forth in a given statement of Operating Expenses, Tenant shall have the right, at Tenant's sole expense, to cause Landlord's books and records with respect to the particular Operating Year that is the subject of that particular statement to be audited, provided Tenant delivers written notice to Landlord on or prior to the date that is ninety (90) days after Landlord delivers the statement in question to Tenant. Operating Expenses shall be equitably adjusted to reflect any errors or omissions discovered by such audit. Tenant hereby covenants and agrees that the accountant engaged by Tenant to conduct the audit shall be compensated on an hourly basis and shall not be compensated based upon a percentage of overcharges it discovers.
3.2.    Payment of Additional Rent. Landlord shall have the right to reasonably estimate the Operating Expenses for each Operating Year. Upon Landlord's or Agent's annual notice to Tenant of such estimated amount and the reconciliation estimated, Tenant shall pay, on the first day of each month during that Operating Year, an amount (the "Estimated Additional Rent") equal to the estimate of the Tenant's Proportionate Share of Operating Expenses divided by 12 (or the fractional portion of the Operating Year remaining at the time Landlord delivers its notice of the estimated amounts due from Tenant for that Operating Year). If the aggregate amount of Estimated Additional Rent actually paid by Tenant during any Operating Year is less than Tenant's actual ultimate liability for Operating Expenses for that particular Operating Year, Tenant shall pay the deficiency within 30 days of Landlord's written demand therefor. If the aggregate amount of Estimated Additional Rent actually paid by Tenant during a given Operating Year exceeds Tenant's actual liability for such Operating Year, the excess shall be credited against the Estimated Additional Rent next due from Tenant during the immediately subsequent Operating Year, except that in the event that such excess is paid by Tenant during the final Lease Year, then upon the expiration of the Term, Landlord or Agent shall pay Tenant the then-applicable excess promptly (but in no event later than ninety (90) days) after determination thereof.
4.    USE OF PREMISES AND COMMON AREAS; SECURITY DEPOSIT.
4.1.    Use of Premises and Property. The Premises shall be used by the Tenant for the purpose(s) set forth in Section 1.9 above and for no other purpose whatsoever. Tenant shall not, at any time, use or occupy, or suffer or permit anyone to use or occupy, the Premises, or do or permit anything to be done in the Premises or the Property, in any manner that may (a) violate any Certificate of Occupancy for the Premises or the Property; (b) cause, or be liable to cause, injury to, or in any way impair the value or proper utilization of, all or any portion of the Property (including, but not limited to, the structural elements of the Property) or any equipment, facilities or systems therein; (c) constitute a violation of the laws and requirements of any public authority or the requirements of insurance bodies or the rules and regulations of the Property, including any covenant, condition or restriction affecting the Property; (d) exceed the load bearing capacity of the floor of the Premises, as set forth in the report furnished by Stroud Pence Structural Engineer dated December 13, 2014, a copy of which is attached hereto as Exhibit I; (e) impair or tend to impair the character, reputation or appearance of the Property; or (f) unreasonably annoy, inconvenience or disrupt the operations or tenancies of other tenants or users of the Property. On or prior to the date hereof, Tenant has completed and delivered for the benefit of Landlord a "Tenant Operations Inquiry Form" in the form attached hereto as Exhibit D describing the nature of Tenant's proposed business operations at the Premises, which form is intended to, and shall be, relied upon by Landlord.
4.2.    Use of Common Areas. As used herein, "Common Areas" shall mean all areas within the Property that are available for the common use of tenants of the Property and that are not leased or held for the exclusive use of Tenant or other tenants or licensees, including, but not limited to, parking areas, driveways, sidewalks, loading areas, access roads, corridors, landscaping and planted areas, as depicted on Exhibit A-1 hereto. Tenant shall have the nonexclusive right to use the Common Areas for the purposes intended, subject to such reasonable rules and regulations as Landlord may uniformly establish from time to time. Provided, however, Tenant shall have exclusive use of the parking areas and loading areas adjacent to the Premises, which nevertheless shall remain Common Areas for purposes of Section 13.2. Tenant shall not interfere with the rights of any or all of Landlord, other tenants or licensees, or any other person entitled to use the Common Areas. Without limitation of the foregoing, Tenant shall not use more than its pro rata share of other parking areas and shall not park or store any vehicles or trailers on, or conduct truck loading and unloading activities in, the Common Areas in a manner that unreasonably disturbs, disrupts or prevents the use of the Common Areas by Landlord, other tenants or licensees or other persons entitled to use the Common Areas. Landlord, from time to time, may change any or all of the size, location, nature and use of any of the Common Areas although such changes may result in inconvenience to Tenant, so long as such changes do not materially and adversely affect Tenant's use of the Premises. In addition to the foregoing, Landlord may, at any time, close or suspend access to any Common Areas to perform any acts in the Common Areas as, in Landlord's reasonable judgment, are desirable to improve or maintain either or both of the Premises and the Property, or are required in order to satisfy Landlord's obligations under either or both of Sections 13.2 and 18; provided, however, that Landlord shall use reasonable efforts to limit any disruption of Tenant's use and operation of the Premises in connection therewith.
4.3.    Signage. Tenant shall not affix any sign of any size or character to any portion of the Property, without the prior written approval of Landlord. All signage shall be professionally prepared and subject to Landlord's reasonable rules and regulations. Tenant shall remove all signs of Tenant upon the expiration or earlier termination of this Lease and immediately repair any damage to either or both of the Property and the Premises caused by, or resulting from, such removal.
4.4.    Security Deposit. N/A.

5.    CONDITION AND DELIVERY OF PREMISES.
5.1.    Condition of Premises. Landlord shall on the Commencement Date deliver the Premises with Landlord's Work completed and the Building structure and systems in good operating condition. The possession of the Premises or any portion thereof by Tenant shall be deemed a delivery of the Premises to Tenant and, shall constitute conclusive evidence of Tenant's acceptance of the Premises in its "AS-IS" condition, except for Landlord's Work and any punch list items. Not later than ten (10) days after the Commencement Date Landlord and Tenant shall perform a joint inspection of the Premises for the purpose of developing a comprehensive list of punchlist items with respect to Landlord's Work that require completion or repair. Landlord shall cause all punchlist items to be completed or repaired, as applicable, as soon as reasonably possible following the Commencement Date. Tenant acknowledges that neither Landlord nor Agent, nor any representative of Landlord, has made any representation as to the condition of the foregoing or the suitability of the foregoing for Tenant's intended use, except as expressly stated in the Lease. Tenant represents and warrants that Tenant has made its own inspection of the foregoing. Neither Landlord nor Agent shall be obligated to make any repairs, replacements or improvements (whether structural or otherwise) of any kind or nature to the foregoing in connection with, or in consideration of, this Lease, except (a) as set forth in Sections 5.1, 13.2 and 18 and (b) Landlord's Work. Landlord warrants that, to Landlord's knowledge, on the Commencement Date, the Premises and the Common Areas will comply with all applicable Laws, including the Americans with Disabilities Act.
5.2.    Delay in Commencement. Landlord shall not be liable to Tenant if Landlord does not deliver possession of the Premises to Tenant on the Commencement Date. The obligations of Tenant under the Lease shall not be affected thereby, except that the Commencement Date shall be delayed until Landlord delivers possession of the Premises to Tenant, and the Commencement Date shall be extended by a period equal to the number of days of delay in delivery of possession of the Premises to Tenant. Provided, however, if the possession of the Premises is delayed by more than 60 days, Tenant shall be entitled at its sole discretion, to terminate this Lease with no further obligations to Landlord.
5.3.    Early Occupancy. Provided Landlord's Work is substantially complete, Tenant shall have a license to enter the Premises (as shown on Exhibit A-1) prior to the Commencement Date in order to install Tenant's furniture, fixtures and equipment in accordance with the provisions of this Lease. During any entry prior to the Commencement Date Tenant shall comply with all terms and conditions of this Lease other than the obligation to pay Base Rent. Tenant acknowledges that Tenant shall be responsible for obtaining all applicable permits and inspections relating to any such early entry by Tenant and that such early entry shall be at Tenant's sole risk.
5.4.    Landlord's Work. Landlord agrees to perform the work described in Exhibit B to the Premises, at its sole cost and expense ("Landlord's Work"), prior to and ready for Tenant's occupancy by, the Commencement Date. Landlord shall cause the Landlord's Work to be performed in compliance with all applicable permits, laws and requirements of public authorities, and in accordance with the Exhibit B. Landlord shall cause the Landlord's Work to be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the standards for the Property established by Landlord or Agent. Landlord shall obtain all necessary permits and certificates for final governmental approval of the Landlord's Work and shall provide Tenant with copies of the stamped permit plans. Landlord shall assign to Tenant any warranties obtained from third parties in connection with the Landlord's Work.
6.    SUBORDINATION; NOTICES TO SUPERIOR LESSORS AND MORTGAGEES; ATTORNMENT.
6.1.    Subordination. This Lease shall be subject and subordinate at all times to (a) any ground lease that may hereafter be executed affecting the Property and (b) any mortgage or deed of trust that may now exist or hereafter be placed upon, and encumber, any or all of the Property and all or any portion of Landlord's interest or estate in any of said items. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground lease, mortgage or deed of trust liens to this Lease. Tenant shall execute and deliver, upon demand by Landlord and in the form reasonably requested by Landlord, any additional documents evidencing the priority of subordination of this Lease with respect to any such ground lease, mortgage or deed of trust. No such subordination shall act to alter or diminish tenant rights here under the lease or amend the amount of rent, additional rent or term as long as Tenant is not in default under the terms of the lease. Notwithstanding the foregoing, the subordination provided above shall be effective only upon delivery of an executed subordination, nondisturbance and attornment agreement from present or future mortgagee or ground lessor for the Building and the Property in substantially the form attached hereto as Exhibit H. And provided further, no subordination shall alter or diminish Tenant's rights under the Lease or amend the amount of Rent, Additional Rent, or the Term so long as Tenant is not in default under the terms of the Lease beyond all applicable notice and cure periods.
6.2.    Estoppel Certificates. Tenant shall within fifteen (15) business days after receiving a written request from the Landlord, execute and deliver written statement certifying to the best of its knowledge without inquiry: (i) the Lease document; (ii) the Commencement and Expiration Dates of the Lease; (iii) that the Lease is unmodified and in full effect or in full effect as modified, stating the date and nature of the modification; and (iv) whether the Landlord or Tenant is in default or Tenant has any claims or demands against Landlord and, if so, specifying the default, claim, or demand. Landlord and Tenant intend that any statement delivered pursuant to this section may be relied upon by any prospective purchaser or mortgagee of the Property or of any interest therein or any other Landlord designee.
6.3.    Transfer for Landlord. In the event of a sale or conveyance by Landlord of the Property, the same shall operate to release Landlord from any future liability for any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to Landlord's successor in interest ("Successor Landlord") with respect thereto and agrees to attorn to such successor, provided such Successor Landlord has assumed all obligations under this Lease from and after the date of the transfer.
7.    QUIET ENJOYMENT. Subject to the provisions of this Lease, so long as Tenant pays all of the Rent and performs all of its other obligations hereunder, Tenant shall not be disturbed in its possession of the Premises by Landlord, Agent or any other person lawfully claiming through or under Landlord; provided, however, in addition to Landlord's rights under Section 16 and elsewhere in this Lease, Landlord and Landlord's agents, employees, contractors and representatives shall be provided reasonable access to the Premises such that Landlord and Landlord's agents, employees, contractors and representatives may perform the General Maintenance Services (as hereinafter defined) without undue interruption, delay or hindrance, subject to Tenant's security rules. This covenant shall be construed as a covenant running with the Property and is not a personal covenant of Landlord. Tenant shall not unreasonably interrupt, delay, prevent or hinder the performance of the General Maintenance Services by or on behalf of Landlord. Notwithstanding the foregoing, however, Tenant acknowledges and agrees that Landlord shall have the right to use portions of the Common Areas (inclusive of the roof of the Building) for such reasonable purposes and uses as Landlord may desire.
8.    ASSIGNMENT, SUBLETTING AND MORTGAGING.
8.1.    Prohibition. Tenant acknowledges that this Lease and the Rent due under this Lease have been agreed to by Landlord in reliance upon Tenant's reputation and creditworthiness and upon the continued operation of the Premises by Tenant for the particular use described in Section 4.1 above; therefore, Tenant shall not, whether voluntarily, or by operation of law, or otherwise: (a) assign or otherwise transfer this Lease without the prior approval of Landlord, which shall not be unreasonably withheld or delayed; (b) sublet the Premises or any part thereof, or allow the same to be used or occupied by anyone other than Tenant or Tenant's division, Newport News Shipbuilding Division without the prior approval of Landlord, which shall not be unreasonably withheld or delayed; or (c) mortgage, pledge, encumber, or otherwise hypothecate this Lease or the Premises, or any part thereof, in any manner whatsoever, without in each instance obtaining the prior written consent of Landlord, which consent may be given or withheld in Landlord's sole, but reasonable, discretion. Any purported assignment, mortgage, transfer, pledge or sublease made without the prior written consent of Landlord shall be absolutely null and void. No assignment of this Lease shall be effective and valid unless and until the assignee executes and delivers to Landlord any and all documentation reasonably required by Landlord in order to evidence assignee's assumption of all obligations of Tenant hereunder. Any consent by Landlord to a particular assignment, sublease or mortgage shall not constitute consent or approval of any subsequent assignment, sublease or mortgage, and Landlord's written approval shall be required in all such instances. No consent by Landlord to any assignment or sublease shall be deemed to release Tenant from its obligations hereunder and Tenant shall remain fully liable for performance of all obligations under this Lease.
8.2.    Rights of Landlord. If this Lease is assigned, or if the Premises (or any part thereof) are sublet or used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord or Agent may (without prejudice to, or waiver of its rights), collect Rent from the assignee, subtenant or occupant; provided that, if Landlord collects Rent directly from the assignee, subtenant or occupant, Landlord shall give Tenant prompt notice of such assignee's, subtenant's or occupant's failure to pay Rent. Landlord or Agent may apply the net amount collected to the Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this Section 8. With respect to the allocable portion of the Premises sublet, in the event that the total rent and any other considerations received under any sublease by Tenant is greater than the total Rent required to be paid, from time to time, under this Lease and allocable to such portion, Tenant shall pay to Landlord one hundred percent (100%) of such excess as received from any subtenant and such amount shall be deemed a component of the Additional Rent.
9.    COMPLIANCE WITH LAWS.
9.1.    Compliance with Laws. Landlord at its expense (subject to reimbursement pursuant to Section 3.1.1, if and to the extent permitted thereby) shall comply with all local, state and federal laws, rules, regulations and requirements (including but not limited to Environmental Laws) now or hereafter in force and all judicial and administrative decisions in connection with the enforcement thereof (collectively, "Laws") to the extent the same apply directly to the Property and Building structure and systems as a whole. Tenant shall, at its expense (regardless of the cost thereof), comply with all Laws, to the extent the same apply directly to the Premises and Tenant's use and occupancy thereof or are required as a result of any Tenant Alterations. If any license or permit is required for the conduct of a party's business in the Property or the Premises, such party, each at its expense, shall procure such license prior to the Commencement Date, and shall maintain such license or permit in good standing throughout the Term. Each party shall give prompt notice to the other party of any written notice it receives of the alleged violation of any Law or requirement of any governmental or administrative authority with respect to either or both of the Premises and the use or occupation thereof. The judgment of any court of competent jurisdiction, or the admission of a party in any action or proceeding against that party, whether the other party is a party thereto or not, that any such Law pertaining to the Premises has been violated, shall be conclusive of that fact as between Landlord and Tenant.
9.2.    Hazardous Materials. Except as necessary in the conduct of its business and in compliance with all applicable Environmental Laws (as defined below) and the quantity does not equal or exceed a "reportable quantity" as defined in 40 C.F.R. 302 and 305, as amended, and with notice thereto to Landlord together with applicable Material Safety Data Sheets, Tenant shall not generate, transport, store, use, treat or dispose of any Hazardous Material (defined below) in, to or from the Premises or the Property. If, at any time or from time to time during the Term (or any extension thereof), any Hazardous Material is generated, transported, stored, used, treated or disposed of at, to, from, on or in either or both of the Premises and the Property by, or as a result of any act or omission of, any or all of Tenant and any or all of Tenant's Parties (defined below), whether or not with Landlord's prior written consent: (i) Tenant shall, at its own cost, at all times comply (and cause all others to comply) with all laws (federal, state or local) relating to Hazardous Materials, including, but not limited to, all Environmental Laws (defined below), and Tenant shall further, at its own cost, obtain and maintain in full force and effect at all times all permits and other approvals required in connection therewith; (ii) Tenant shall promptly provide Landlord or Agent with complete copies of all communications, permits or agreements with, from or issued by any governmental authority or agency (federal, state or local) or any private entity relating in any way to the presence, release, threat of release, or placement of Hazardous Materials on or in the Premises or any portion of the Property, or the generation, transportation, storage, use, treatment, or disposal at, on, in or from the Premises, of any Hazardous Materials; (iii) Landlord, Agent and their respective agents and employees shall have the right to either or both (x) enter the Premises (subject to Tenant's security requirements) and (y) conduct appropriate tests for the purposes of ascertaining Tenant's compliance with all applicable laws (including Environmental Laws), rules or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of either or both of the Premises and the Property; and (iv) upon written request by Landlord or Agent, Tenant shall provide Landlord with the results of reasonably appropriate tests of air, water or soil to demonstrate that Tenant complies with all applicable laws, rules or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of either or both of the Premises and the Property. This Section 9.2 does not authorize the generation, transportation, storage, use, treatment or disposal of any Hazardous Materials at, to, from, on or in the Premises in contravention of this Section 9. Tenant covenants to investigate, clean up and otherwise remediate, at Tenant's sole expense, to the extent any release of Hazardous Materials is caused, contributed to, or created by any or all of (A) Tenant and (B) any or all of Tenant's officers, directors, members, managers, partners, invitees, agents, employees, contractors or representatives ("Tenant Parties") during the Term. Such investigation and remediation shall be performed only after Tenant has obtained Landlord's prior written consent; provided, however, that Tenant shall be entitled to respond immediately to an emergency without first obtaining such consent. All remediation shall be performed in strict compliance with Environmental Laws and to the reasonable satisfaction of Landlord. Tenant shall be liable for any and all conditions covered hereby, and for all costs relating thereto, to the extent such liabilities are caused or created by any or all of Tenant and any or all of Tenant's Parties. Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Materials in any way connected to the Premises without first obtaining Landlord's written consent (which consent may be given or withheld in Landlord's sole discretion) and affording Landlord the opportunity to participate in any such proceedings. As used herein, the term (x) "Environmental Laws" shall mean any and all laws pertaining to Hazardous Materials or that otherwise deal with, or relate to, air or water quality, air emissions, soil or ground conditions or other environmental matters of any kind; and (y) "Hazardous Materials" shall mean any waste, material or substance (whether in the form of liquids, solids or gases, and whether or not airborne) that is or may be deemed to be or include a pesticide, petroleum, asbestos, polychlorinated biphenyl, radioactive material, urea formaldehyde or any other pollutant or contaminant that is or may be deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or that presents a risk to public health or to the environment, and that is or becomes regulated by any Environmental Law. The undertakings, covenants and obligations imposed on Tenant under this Section 9.2 shall survive the termination or expiration of this Lease. Provided, notwithstanding anything in this Lease to the contrary, Tenant shall not be responsible to the extent any liability or environmental condition is caused by or contributed to by any other party, including but not limited to Landlord, Landlord's agents, contractors, employees, or other tenants.
9.3.    Notwithstanding anything to the contrary herein, neither Landlord nor its Agent shall , in any of its actions on the Property or Premises, before or during the Term, use or otherwise introduce Hazardous Materials on or in the Property or Premises other than in compliance with all applicable Environmental Laws. Landlord represents to Tenant, to Landlord's actual knowledge and except as disclosed in the certain Phase I Environmental Site Assessment dated January 2015 prepared by RPS GaiaTech (a copy of which was delivered to Tenant prior to the execution of this Lease), that on the Commencement Date there are no Hazardous Materials on the Property or in the Premises which violate applicable Environmental Laws as hereinabove defined.
10.    INSURANCE.
10.1.    Insurance to be Maintained by Landlord. Landlord shall: (a) keep the Building, including the improvements(but excluding Tenant's Property (defined below)) insured against damage and destruction by fire, vandalism, and other perils so called "All Risks" perils. The "All Risks" perils shall also include the perils of Earth Movement (if available), Flood, and Boiler and Machinery. The amount of the insurance shall be equal to the full replacement value of the Building, as the value may exist from time to time. The insurance shall include a replacement cost endorsement subject to no co-insurance; and (b) maintain commercial general public liability insurance naming Tenant as an additional insured and covering Landlord for claims arising out of liability for bodily injury, death, personal injury, advertising injury and property damage occurring in and about the Property and otherwise resulting from any acts and operations of Landlord, its agents and employees; and (c) maintain rent loss insurance, all of the above with limits that are required by any lender(s) of Landlord, or as are otherwise reasonably determined by Landlord.
10.2.    Insurance to be Maintained by Tenant. Tenant shall purchase, at its own expense, and keep in force at all times during this Lease the policies of insurance set forth below in Sections 10.2.1 and 10.2.2 (collectively, "Tenant's Policies"). All Tenant's Policies shall (a) be issued by an insurance company with a Best rating of A-X or better and shall be licensed to do business in the state in which the Property is located; with the exception of "all risk" property insurance which Tenant may insure via its captive insurance company; and (b) provide that said insurance shall not be canceled unless 30 days' prior written notice shall have been given to Landlord. All Tenant's Certificates of Insurance, evidencing said Tenant's Policies), shall be delivered to Landlord by Tenant upon commencement of the Lease and renewals thereof shall be delivered within two (2) days of the expiration of each Tenant's Policy. Tenant shall give prompt notice to Landlord and Agent of any bodily injury, death, personal injury, advertising injury or property damage occurring in and about the Property.
10.2.1.    General Liability and Auto Insurance. Tenant shall maintain, throughout the Term, a Tenant's Policy(ies) of (i) commercial general or excess liability insurance, including personal injury and property damage, in the amount of not less than $2,000,000.00 per occurrence, and $5,000,000.00 annual general aggregate,; (ii) comprehensive automobile liability insurance covering Tenant against any losses arising out of liability for personal injuries or deaths of persons and property damage occurring in or about the Premises in the amount of not less than $1,000,000.00 combined single limit. The Tenant's Policies required by this Section 10.2.1 shall (a) name Landlord, Agent, and any party holding an interest to which this Lease may be subordinated as additional insureds; (b) provide coverage on an occurrence basis; (d) contain a severability of insured parties provision and/or a cross liability endorsement; and (e) be primary, not contributing with, and not in excess of, coverage that Landlord may carry.
10.2.2.    Property and Workers' Compensation Insurance. Tenant shall purchase and maintain, throughout the Term, a Tenant's Policy or Policies of (i) "all-risk" property insurance covering Tenant's Property (at its full replacement cost), , and (ii) workers' compensation insurance per the applicable state statutes covering all employees of Tenant.
10.3.    Waiver of Subrogation. To the extent permitted by law, and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other for (a) damages to property, (b) damages to all or any portion of either or both of the Premises and the Property, (c) claims arising by reason of the foregoing, to the extent such damages and claims are insured against, or required to be insured against, by Landlord or Tenant under this Lease, or (d) claims paid by Tenant's workers' compensation carrier. This provision is intended to waive, fully and for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation by any insurance carrier. The coverage obtained by each party pursuant to this Lease shall include, without limitation, a waiver of subrogation by the carrier which conforms to the provisions of this section.
11.    ALTERATIONS.
11.1.    Procedural Requirements. After Rent Commencement Date, Tenant may, from time to time, at its expense, make alterations or improvements in and to the Premises (hereinafter collectively referred to as "Alterations"), provided that Tenant first obtains the written consent of Landlord in each instance. Landlord's consent to Alterations shall not be unreasonably withheld or delayed, provided that: (a) the Alterations are non-structural and the structural integrity of the Property shall not be affected; (b) the Alterations are to the interior of the Premises; (c) the proper functioning of the mechanical, electrical, heating, ventilating, air conditioning ("HVAC"), sanitary and other service systems of the Property shall not be affected and the usage of such systems by Tenant shall not be increased; (d) the Alterations have no adverse effect on other leased premises in the Property; (e) Tenant shall have appropriate insurance coverage, regarding the performance and installation of the Alterations; (f) the Alterations shall conform with all other requirements of this Lease; and (g) Tenant shall have provided Landlord with reasonably detailed plans for such Alterations in advance of requesting Landlord's consent.

Additionally, before proceeding with any Alterations, Tenant shall (i) at Tenant's expense, obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations; (ii) submit to Agent, for Landlord's written approval, working drawings, plans and specifications and all permits for the work to be done and Tenant shall not proceed with such Alterations until it has received said approval; and (iii) cause those contractors, materialmen and suppliers engaged to perform the Alterations to deliver to Landlord certificates of insurance evidencing policies of commercial general liability insurance (providing the same coverages as required in Section 10.2.1 above) and workers' compensation insurance. Such insurance policies shall satisfy the obligations imposed under Section 10.2.l(a) through (d) and (t). After obtaining Landlord's approval to the Alterations, Tenant shall give Landlord at least five days' prior written notice of the commencement of any Alterations at the Premises, and Landlord may elect to record and post notices of non-responsibility at the Premises. Notwithstanding anything to the contrary contained in this Section 11.1, Landlord's consent shall not be required for Alterations satisfying clauses (a) through (f) above and costing $25,000.00 or less in any one instance (up to a maximum aggregate of $100,000.00 over the Term) provided that Tenant notifies Landlord of such Alterations prior to commencing construction thereof and obtains all approvals and permits necessary for the commencement and prosecution of such Alterations.
11.2.    Performance of Alterations. Tenant shall cause the Alterations to be performed in compliance with all applicable permits, laws and requirements of public authorities, and with Landlord's reasonable rules and regulations or any other restrictions that Landlord or Agent may impose on the Alterations. Tenant shall cause the Alterations to be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the standards for the Property established by Landlord or Agent. Tenant shall obtain all necessary permits and certificates for final governmental approval of the Alterations and shall provide Landlord with "as built" plans, copies of all construction contracts, governmental permits and certificates and proof of payment for all labor and materials, including, without limitation, copies of paid invoices and final lien waivers.
11.3.    Lien Prohibition. Tenant shall pay when due all claims for labor and material furnished to the Premises in connection with the Alterations. Tenant shall not permit any mechanics or materialmen's liens to attach to the Premises or the Property. Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within thirty (30) days after the filing thereof; or, within such thirty (30) day period, Tenant shall provide Landlord, at Tenant's sole expense, with endorsements (satisfactory, both in form and substance, to Landlord and the holder of any mortgage or deed of trust) to the existing title insurance policies of Landlord and the holder of any mortgage or deed of trust, insuring against the existence of, and any attempted enforcement of, such lien or encumbrance. In the event Tenant has not so performed within a reasonable time, Landlord may, at its option, pay and discharge such liens and Tenant shall be responsible to reimburse Landlord, on demand and as Additional Rent under this Lease, for reasonable costs and expenses incurred in connection therewith, together with interest thereon at the rate set forth in Section 22.3, which expenses shall include reasonable fees of attorneys of Landlord's choosing, and any costs in posting bond to effect discharge or release of the lien as an encumbrance against the Premises or the Property.
12.    LANDLORD'S AND TENANT'S PROPERTY.
12.1.    Landlord's Property. Subject to Section 12.2, all fixtures, machinery, equipment, improvements and appurtenances attached to, or built into, the Premises at the commencement of, or during the Term, whether or not placed there by or at the expense of Tenant, shall become and remain a part of the Premises; shall be deemed the property of Landlord (the "Landlord's Property"), without compensation or credit to Tenant; and shall not be removed by Tenant at the Expiration Date unless Landlord requests their removal. Further, any personal property in the Premises on the Commencement Date, movable or otherwise, unless installed and paid for by Tenant, shall be and shall remain the property of Landlord and shall not be removed by Tenant. In no event shall Tenant remove any of the following materials or equipment without Landlord's prior written consent (which consent may be given or withheld in Landlord's sole discretion): any power wiring or power panels, lighting or lighting fixtures, wall or window coverings, carpets or other floor coverings, heaters, air conditioners or any other HVAC equipment, fencing or security gates, or other similar building operating equipment and decorations.
12.2.    Tenant's Property. All movable non-structural partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment that are installed in the Premises by, or for the account of, Tenant and without expense to Landlord and that can be removed without structural damage to the Property, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively, the "Tenant's Property") shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term, provided Tenant repairs or pays the cost of repairing any damage to the Premises or to the Property resulting from the installation and/or removal thereof. At or before the Expiration Date, or the date of any earlier termination, Tenant, at its expense, shall remove from the Premises all of Tenant's Property and any Alterations (except such items thereof as constitute Landlord's Property), and Tenant shall repair (to Landlord's reasonable satisfaction) any damage to the Premises or the Property resulting from any installation and/or removal of Tenant's Property. Any other items of Tenant's Property that shall remain in the Premises after the Expiration Date, or following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property or be disposed of by Landlord, in Landlord's sole and absolute discretion and without accountability, at Tenant's expense.
13.    REPAIRS AND MAINTENANCE.
Tenant Repairs and Maintenance. Excepting only those repairs which are the obligation of the Landlord pursuant to Section 13.2 of this Lease, Tenant, at its sole cost and expense, shall keep the Premises in good condition and repair, reasonable wear and tear and damage by fire or other casualty or condemnation only excepted. In connection with such obligations, Tenant shall maintain, in full force and effect, a preventative maintenance and service contract with a reputable service provider for maintenance of the HVAC systems exclusively serving the Premises (the "HVAC Maintenance Contract"). The terms and provisions of any such HVAC Maintenance Contract shall require that the service provider maintain the Premises' HVAC system in accordance with the manufacturer's recommendations and otherwise in accordance with normal, customary and reasonable practices in the geographic area in which the Premises is located and for HVAC systems comparable to the Premises' HVAC system. Tenant shall also be responsible for all costs and expenses incurred to perform any and all repairs and replacements (whether structural or non-structural; interior or exterior; and ordinary or extraordinary), in and to the Premises and the Property and the facilities and systems thereof, if and to the extent that the need for such repairs or replacements arises directly or indirectly from any or all of: (a) the performance or existence of any Alterations by Tenant, the installation, use or operation of Tenant's Property in the Premises, (b) the moving of Tenant's Property in or out of the Property, and (c) any act, omission, misuse, or neglect of Tenant, any of its subtenants, or others entering into the Premises by act of Tenant or any subtenant. Any repairs or replacements required to be made by Tenant to any or all of the Property and the mechanical, electrical, sanitary, HVAC, or other systems of the Property or Premises shall be performed by appropriately licensed contractors approved by Landlord, which approval shall not be unreasonably withheld. Except for emergency repairs, all such repairs or replacements shall be subject to the supervision and control of Landlord, and all repairs and replacements shall be made with materials of equal or better quality than the items being repaired or replaced.
13.1.    Landlord Repairs. Notwithstanding anything contrary herein, Landlord shall repair, replace and restore the foundation, exterior and interior load-bearing walls, roof structure and roof covering and tuckpointing of the Property and the replacement, if required, of HVAC motors or compressors; provided, however, that (i) all costs and expenses shall be incurred by Landlord; provided, however, that with respect to any costs incurred in the replacement context, those costs shall not constitute an Operating Expense except to the extent that such costs so qualify under Section 3.1.l(vii); and (ii) notwithstanding (i) above, in the event that any such repair, replacement or restoration is necessitated by any or all of the matters set forth in Sections 13.l(a) through (d) above (collectively, "Tenant Necessitated Repairs"), then Tenant shall be required to reimburse Landlord for all costs and expenses that Landlord incurs in order to perform such Tenant Necessitated Repairs, and such reimbursement shall be paid, in full, within 10 days after Landlord's delivery of demand therefor. Landlord agrees to commence the repairs, replacements or restoration described in this Section 13.2 within a reasonable period of time after receiving from Tenant written notice of the need for such repairs. Save those duties herein assumed by Tenant under this Lease, during the Term, Landlord shall repair, replace, restore, maintain and operate the Property, including the Common Areas, in good condition and in a manner consistent with comparable industrial buildings and parking areas of similar age, design specification and size in the Hampton, Virginia market area. Landlord is responsible for parking areas' striping, maintenance, snow removal, etc.
14.    UTILITIES. Tenant shall obtain in its own name and pay directly to the appropriate supplier the cost of all utilities and services serving the Premises.
15.    INVOLUNTARY CESSATION OF SERVICES. Landlord reserves the right, without any liability to Tenant and without affecting Tenant's covenants and obligations hereunder, to stop service of any or all of the HVAC, electric, sanitary, elevator (if any), and other systems serving the Premises, or to stop any other services required by Landlord under this Lease, whenever and for so long as may be necessary by reason of (i) accidents, emergencies, strikes, or the making of repairs or changes which Landlord or Agent, in good faith, deems necessary or (ii) any other cause beyond Landlord's reasonable control. Except in the event of accidents, emergencies or strikes, Landlord shall provide reasonable prior notice to Tenant of its intention to stop service for the purpose of making repairs or changes. Further, it is also understood and agreed that Landlord or Agent shall have no liability or responsibility for a cessation· of services to the Premises or to the Property that occurs as a result of causes beyond Landlord's or Agent's reasonable control. No such interruption of service shall be deemed an eviction or disturbance of Tenant's use and possession of the Premises or any part thereof, or render Landlord or Agent liable to Tenant for damages, or relieve Tenant from performance of Tenant's obligations under this Lease, including, but not limited to, the obligation to pay Rent.
Notwithstanding the foregoing, if as a result of any repair, alteration addition or improvement to the Building by or on behalf of Landlord, or the failure of Landlord to make any repair or to provide any service to the Premises which Landlord is obligated to make or provide (as the case may be) under this Lease (except if such failure is due to strike or other cause beyond the reasonable control of Landlord or a failure by the public utility to provide such service to the Building, except as hereinafter provided), Tenant and its employees cannot and do not use (except on an emergency basis) all or any portion of the Premises for the purposes for which they were leased, for a period of three (3) consecutive days, then Tenant shall be entitled to an abatement of all Rent for each day after said three (3) day period for such portion of the Premises which cannot be used as set forth above.
16.    LANDLORD'S RIGHTS. Landlord, Agent and their respective agents, employees and representatives shall have the right to enter and/or pass through the Premises at any time or times upon reasonable prior notice (except in the event of emergency), subject to Tenant's security rules: (a) to examine and inspect the Premises and to show them to actual and prospective lenders, prospective purchasers or mortgagees of the Property or providers of capital to Landlord and its affiliates; and (b) to make such repairs, alterations, additions and improvements in or to all or any portion of either or both of the Premises and the Property, or the Property's facilities and equipment as Landlord is required or desires to make. Landlord and Agent shall be allowed to take all materials into and upon the Premises that may be required in connection with any repairs, alterations, additions or improvements, without any liability to Tenant and without any reduction or modification of Tenant's covenants and obligations hereunder; provided, however, that Landlord shall use reasonable efforts to limit interference with Tenant's business operations and Tenant's occupancy and use of the Premises. During the period of 180 days prior to the Expiration Date (or at any time, if Tenant has vacated or abandoned the Premises or is otherwise in default under this Lease), Landlord and its agents may exhibit the Premises to prospective tenants, subject to Tenant's security rules. Additionally, Landlord and Agent shall have the following rights with respect to the Premises, exercisable without notice to Tenant, without liability to Tenant, and without being deemed an eviction or disturbance of Tenant's use or possession of the Premises or giving rise to any claim for setoff or abatement of Rent: (i) to designate and approve, prior to installation, all types of signs; (ii) to have pass keys, access cards, or both, to the Premises subject to Tenant's security rules; and (iii) to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises for more than 30 consecutive days or without notice to Landlord of Tenant's intention to reoccupy the Premises.
17.    NON-LIABILITY AND INDEMNIFICATION.
17.1.    Tenant Indemnification. Tenant hereby indemnifies, defends, and holds Landlord, Agent and their respective affiliates, owners, partners, directors, officers, agents and employees (collectively, "Landlord Indemnified Parties") harmless from and against any and all Losses (defined below) to the extent arising from or in connection with any or all of: (a) the conduct or management of either or both the Property and the Premises or any business therein, or any work or Alterations done, or any condition created by any or all of Tenant and Tenant's agents, contractors, customers and invitees (collectively, "Tenant's Parties") in or about the Premises during the Term or during the period of time, if any, prior to the Commencement Date that Tenant is given access to the Premises; (b) any act, omission or negligence of any or all of Tenant and Tenant's Parties; (c) any accident, injury or damage whatsoever occurring in, at or upon either or both of the Property and the Premises and caused by any or all of Tenant and Tenant's Parties; (d) any breach by Tenant of any of its warranties and representations under this Lease; (e) any actions necessary to protect Landlord's interest under this Lease in a bankruptcy proceeding involving Tenant or other proceeding involving Tenant under the Bankruptcy Code; (f) any violation or alleged violation by any or all of Tenant and Tenant's Parties of any Law including, without limitation, any Environmental Law; (g) any breach of the provisions of Section 9 by any or all of Tenant and Tenant's Parties; (h) claims for work or labor performed or materials or supplies furnished to or at the request of any or all of Tenant and Tenant's Parties; (i) claims arising from any breach or default on the part of Tenant in the performance of any covenant contained in this Lease; (j) any Hazardous Materials used, exposed, emitted, released, discharged, generated, manufactured, sold, transported, handled, stored, treated, reused, presented, disposed of or recycled in, at, near or under all or any portion of the Premises as a result of the acts or omissions of any or all of Tenant and Tenant's Parties; and (k) the violation of any Environmental Law or any permit, application or consent required in connection with any Environmental Law by any or all of Tenant and Tenant's Parties with respect to the Premises during the Term. This indemnity is not intended to indemnify Landlord and the Landlord Indemnified Parties against the consequences of their own negligence or fault. The term "Losses" in this Section 17 shall mean all claims, demands, expenses, actions, judgments, damages, penalties, fines, liabilities, losses of every kind and nature (including, without limitation, property damage, diminution in value of Landlord's interest in the Premises or the Property, damages for the loss or restriction on use of any space or amenity within the Premises or the Property, damages arising from any adverse impact on marketing space in the Property, sums paid in settlement of claims and any costs and expenses associated with injury, illness or death to or of any person), suits, administrative proceedings, costs and fees, including, without limitation, attorneys' and consultants' reasonable fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity. The provisions of this Section 17.1 shall survive the expiration or termination of this Lease.
17.2.    Landlord Indemnification. Landlord hereby indemnifies, defends, and holds Tenant and its respective affiliates, owners, partners, directors, officers, agents and employees (collectively, "Tenant Indemnified Parties") harmless from and against any and all Losses to the extent arising from or in connection with any or all of: (a) the conduct or management of either or both the Property and the Premises or any business therein, or any work or Alterations done, or any condition created, all by any or all of Landlord and Landlord's agents, contractors, employees and invitees (collectively, "Landlord's Parties") in or about the Premises during the Term or prior to the Commencement Date, including but not limited to Landlord's Work; (b) any act, omission or negligence of any or all of Landlord and Landlord's Parties; (c) any accident, injury or damage whatsoever occurring in, at or upon either or both of the Property and the Premises and caused by any or all of Landlord and Landlord's Parties; (d) any breach by Landlord of any of its warranties and representations under this Lease; (e) any actions necessary to protect Tenant's interest under this Lease in a bankruptcy proceeding involving Landlord or other proceeding involving Landlord under the Bankruptcy Code; (f) any violation or alleged violation by any or all of Landlord and Landlord's Parties of any Law including, without limitation, any Environmental Law; (g) claims arising from any breach or default on the part of Landlord in the performance of any covenant contained in this Lease; (h) any Hazardous Materials used, exposed, emitted, released, discharged, generated, manufactured, sold, transported, handled, stored, treated, reused, presented, disposed of or recycled in, at, near or under all or any portion of the Premises as a result of the acts or omissions of any or all of Landlord and Landlord's Parties or existing on the Premises prior to the Commencement Date; and (i) the violation of any Environmental Law or any permit, application or consent required in connection with any Environmental Law by any or all of Landlord and Landlord's Parties with respect to the Premises during the Term (collectively, "Landlord's Indemnified Matters"). In the event that any action or proceeding is brought against Tenant, and the foregoing indemnity is applicable to such action or proceeding, then Landlord, upon notice from Tenant, shall resist and defend such action or proceeding by counsel reasonably satisfactory to Tenant. Notwithstanding anything to the contrary set forth in this Lease, however, in all events and under all circumstances, the liability of Landlord to Tenant shall be limited to the interest of Landlord in the Property, and Tenant agrees to look solely to Landlord's interest in the Property for the recovery of any judgment or award against Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency. This indemnity is not intended to indemnify Tenant and the Tenant Indemnified Parties against the consequences of their own negligence or fault. The provisions of this Section 17.2 shall survive the expiration or termination of this Lease.
17.3.    Force Majeure. The obligations of a party (other than Tenant's obligations to pay Rent and any other sums due and payable under this Lease) hereunder shall be excused and equitable adjustment in performance obligations made, with respect to any act, event or circumstance arising out of failure to fulfill, or delay in fulfilling any of its obligations under this Lease by reason of labor dispute, governmental preemption of property in connection with a public emergency or shortages of fuel, supplies, or labor, or any other cause, whether similar or dissimilar, beyond the party's reasonable control; or failure or defect in the supply, quantity or character of utilities furnished to the Premises, or by reason of any requirement, act or omission of any public utility or others serving the Property, beyond the party's reasonable control.
18.    DAMAGE OR DESTRUCTION.
18.1.    Notification and Repair. Tenant shall give prompt notice to Landlord and Agent of (a) any fire or other casualty to the Premises or the Property, and (b) any damage to, or defect in, any part or appurtenance of the Property's sanitary, electrical, HVAC, elevator or other systems located in or passing through the Premises or any part thereof. Tenant shall be liable for any claim, loss, damage, cost or expense to the extent resulting from Tenant's failure to give Landlord the foregoing notice in a timely manner. Subject to the provisions of Section 18.3 below, if either or both of the Property and the Premises is damaged by fire or other insured casualty, Landlord shall repair (or cause Agent to repair) the damage and restore and rebuild the Property and/or the Premises (except for Tenant's Property) with reasonable dispatch after notice to it of the damage or destruction. Landlord (or Agent, as the case may be) shall use its diligent, good faith efforts to make such repair or restoration promptly and in such manner as not to unreasonably interfere with Tenant's use and occupancy of the Premises.
18.2.    Rental Abatement. Provided that any damage to either or both of the Property and the Premises is not caused by, or is not the result of acts or omissions by, any or all of Tenant and Tenant's Parties, if (a) the Property is damaged by fire or other casualty thereby causing the Premises to be inaccessible or (b) the Premises are partially damaged by fire or other casualty, the Rent and Additional Rent shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant.
18.3.    Total Destruction. If the Property or the Premises shall be totally destroyed by fire or other casualty, or if the Property shall be so damaged by fire or other casualty that: (i) its repair or restoration requires more than 90 days or (ii) such repair or restoration requires the expenditure of more than 50% of the full insurable value of the Property immediately prior to the casualty or (iii) the damage (x) is less than the amount stated in (ii) above, but more than I 0% of the full insurable value of the Property; and (y) occurs during the last six months of the Term, Landlord shall have the option to terminate this Lease (by so advising Tenant, in writing). In such event, the termination shall be effective as of the date upon which Tenant receives written notice from Landlord that Landlord will not restore the Premises within the number of days specified above, and the Lease shall be terminated as of the date of the casualty or the date Tenant's use of the Premises is impaired, whichever is first. Notwithstanding the foregoing, if (A) any holder of a mortgage or deed of trust encumbering the Property (collectively, "Superior Parties") or other party entitled to the insurance proceeds fails to make such proceeds available to Landlord in an amount sufficient for restoration of the Premises or the Property, or (B) the issuer of any casualty insurance policies on the

Property fails to make available to Landlord sufficient proceeds for restoration of the Premises or the Property, then Landlord may, at Landlord's sole option, terminate this Lease by giving Tenant written notice to such effect within 30 days after Landlord receives notice from the Superior Party or insurance company, as the case may be, that such proceeds shall not be made available, in which event the termination of this Lease shall be effective as of the date of the casualty or the date Tenant's use of the Premises is impaired, whichever is first. For purposes of this Section 18.3 only, "full insurable value" shall mean replacement cost, less the cost of footings, foundations and other structures below grade.
18.4.    Insurance Proceeds. Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damage to either or both of the Premises and the Property (excluding any proceeds for damage to Tenant's Property). In the event that either or both of the Premises and the Property are not repaired or reconstructed, all proceeds of insurance (excluding any proceeds covering Tenant's Property), whether carried by Landlord or Tenant, shall be payable to the named insured. Landlord's duty to repair the Premises and the Property (excluding Tenant's Property) is limited to repairing the Premises to the condition existing immediately prior to such fire or other casualty.
19.    EMINENT DOMAIN. If the whole, or any substantial portion, of the Property is taken or condemned for any public use under any Law or by right of eminent domain, or by private purchase in lieu thereof, and such taking would prevent or materially interfere with the Permitted Use of the Premises, this Lease shall terminate effective when the physical taking of said Premises occurs. If less than a substantial portion of the Property is so taken or condemned, or if the taking or condemnation is temporary (regardless of the portion of the Property affected), this Lease shall not terminate, but the Rent payable hereunder shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant. Landlord shall be entitled to any and all payment, income, rent or award, or any interest therein whatsoever, which may be paid or made in connection with such a taking or conveyance, and Tenant shall have no claim against Landlord for the value of any unexpired portion of this Lease. Notwithstanding the foregoing, any compensation specifically and independently awarded to Tenant for loss of business or goodwill, or for its personal property, shall be the property of Tenant.
20.    SURRENDER AND HOLDOVER. On the last day of the Term, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises, (a) Tenant shall quit and surrender the Premises to Landlord "broom-clean" and in good order, condition and repair (as defined by Exhibit C, attached hereto and incorporated herein by reference), except for ordinary wear and tear and such damage or destruction as Landlord is required to repair or restore under this Lease, (b) Tenant shall remove all of Tenant's Property therefrom, except as otherwise expressly provided in this Lease, and (c) Tenant shall surrender to Landlord any and all keys, access cards, computer codes or any other items used to access the Premises. Landlord shall be permitted to inspect the Premises in order to verify compliance with this Section 20 at any time prior to (x) the Expiration Date, (y) the effective date of any earlier termination of this Lease, or (z) the surrender date otherwise agreed to in writing by Landlord and Tenant. The obligations imposed under the first sentence of this Section 20 shall survive the termination or expiration of this Lease for a period of one hundred eighty (180) days after termination. If any repairs are required to be performed in, to or at the Premises (pursuant to the first sentence of this Section 20 or any other applicable provision of this Lease) upon the expiration or termination of the Term, Tenant shall cause such repairs to be performed, to Landlord's reasonable satisfaction, within 10 business days after the date on which this Lease is terminated or expired. If Tenant fails to timely comply with the preceding sentence, then Landlord shall have the right to cause the repairs to be performed, at Tenant's expense, and all such expenses so incurred by Landlord shall bear interest (at the rate specified in Section 22.3) from the date the expense is billed until the date paid, in full, by Tenant (inclusive of interest). If Tenant remains in possession after the Expiration Date hereof or after any earlier termination date of this Lease or of Tenant's right to possession: (i) Tenant shall be deemed a tenant-at-will; (ii) Tenant shall pay 125% of the aggregate of the Base Rent, and continue its share of Additional Rent last prevailing hereunder, and also shall pay all actual damages sustained by Landlord, directly by reason of Tenant's remaining in possession after the expiration or termination of this Lease; (iii) there shall be no renewal or extension of this Lease by operation of law; and (iv) the tenancy-at-will may be terminated by either party hereto upon 30 days' prior written notice given by the terminating party to the non-terminating party. The provisions of this Section 20 shall not constitute a waiver by Landlord of any re-entry rights of Landlord provided hereunder or by law.
21.    EVENTS OF DEFAULT.
21.1.    Bankruptcy of Tenant. It shall be a default by Tenant under this Lease if Tenant makes an assignment for the benefit of creditors, or files a voluntary petition under any state or federal bankruptcy or insolvency law, or an involuntary petition alleging an act of bankruptcy or insolvency is filed against Tenant under any state or federal bankruptcy or insolvency law that is not dismissed within 120 days, or whenever a petition is filed by or against (to the extent not dismissed within 120 days) Tenant under the reorganization provisions of the United States Bankruptcy Code or under the provisions of any state or federal law of like import, or whenever a petition shall be filed by Tenant under the arrangement provisions of the United States Bankruptcy Code or similar state or federal law, or whenever a receiver of Tenant, or of, or for, the property of Tenant shall be appointed, or Tenant admits it is insolvent or is not able to pay its debts as they mature.

21.2.    Default Provisions. Each of the following shall constitute a default by Tenant under this Lease: (a) if Tenant fails to pay Rent or any other payment when due hereunder within seven (7) business days after written notice from Landlord of such failure to pay on the due date; or (b) if Tenant fails, whether by action or inaction, to timely comply with, or satisfy, any or all of the obligations imposed on Tenant under this Lease (other than the obligation to pay Rent) for a period of 30 days after Landlord's delivery to Tenant of written notice of such default under this Section 21.2(b); provided, however, that if the default cannot, by its nature, be cured within such 30 day period, but Tenant commences and diligently pursues a cure of such default promptly within the initial 30 day cure period, then Landlord shall not exercise its remedies under Section 22 unless such default remains uncured for more than a reasonable time after the initial delivery of Landlord's original default notice (not to exceed an additional 60 days); or (c) Tenant vacates or abandons the Premises during the Term.
22.    RIGHTS AND REMEDIES.
22.1.    Landlord's Cure Rights Upon Default of Tenant. If Tenant defaults in the performance of any of its obligations under this Lease, and fails to cure such default on a timely basis (pursuant to Section 21.2), Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account, and at the expense of, Tenant.
22.2.    Landlord's Remedies. In the event of any default by Tenant under this Lease, Landlord, at its option, and after any applicable notice and cure period (as required pursuant to Section 21.2), but without additional notice or demand from Landlord, if any, as provided in Section 21.2 has expired, may, in addition to all other rights and remedies provided in this Lease, or otherwise at law or in equity: (a) terminate this Lease and Tenant's right of possession of the Premises; or (b) terminate Tenant's right of possession of the Premises without terminating this Lease; provided, however, that Landlord may, whether Landlord elects to proceed under Subsections (a) or (b) above, relet the Premises, or any part thereof for the account of Tenant, for such rent and term and upon such terms and conditions as are acceptable to Landlord. In addition, for purposes of any reletting, Landlord is authorized to decorate, repair, alter and improve the Premises to the extent deemed necessary by Landlord, in its sole discretion. In the event of the termination of this Lease by Landlord pursuant to (a) above, Landlord shall be entitled to recover from Tenant (i) all damages and other sums that Landlord is entitled to recover under any provision of this Lease or at law or in equity, including, but not limited to, all fixed dollar amounts of Base Rent and Additional Rent accrued and unpaid for the period up to and including such termination date; (ii) all other additional sums payable by Tenant, or for which Tenant is liable, or in respect of which Tenant has agreed to indemnify Landlord, under any of the provisions of this Lease, that may be then owing and unpaid; (iii) all reasonable and customary costs and expenses (including, without limitation, court costs and attorneys' reasonable fees) incurred by Landlord in the enforcement of its rights and remedies under this Lease; and (iv) any damages provable by Landlord as a matter of law. If Landlord elects to pursue its rights and remedies under Subsection (b) above, and the Premises are relet and a sufficient sum is not realized therefrom, then to satisfy the payment, when due, of Base Rent and Additional Rent reserved under the Lease for any monthly period (after payment of all Landlord's reasonable expenses of reletting), Tenant shall, in Landlord's sole judgment, either (i) pay any such deficiency monthly or (ii) pay such deficiency on an accelerated basis, which accelerated deficiency shall be discounted at a rate equal to the Federal Reserve discount rate in effect on the date of Landlord's demand. If Landlord elects to pursue its rights and remedies under Subsection (b) above, and Landlord fails to relet the Premises, then Tenant shall pay to Landlord quarterly the accelerated amount of Base Rent and Additional Rent due under the Lease for the balance of the Term, discounted to present value at a rate equal to the Federal Reserve discount rate in effect on the date of Landlord's demand. Provided, however, if Landlord later relets the Premises, Landlord shall refund to Tenant a prorated amount of Tenant's payment reflecting the period of the new lease and rents received under the new lease. Tenant agrees that Landlord may file suit to recover any sums due to Landlord hereunder from time to time and that such suit or recovery of any amount due Landlord hereunder shall not be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord. If Landlord elects to pursue its rights and remedies under Subsection (b), then Landlord shall at any time have the further right and remedy to rescind such election and pursue its rights and remedies under Subsection (a). Notwithstanding the above, Tenant shall receive full credit against any amount owed Landlord under this paragraph for amounts collected under any reletting of the Premises.
22.3.    Additional Rights of Landlord. Any and all costs, expenses and disbursements, of any kind or nature, incurred by Landlord or Agent in connection with the enforcement of any and all of the terms and provisions of this Lease, including attorneys' fees (through all appellate proceedings), shall be due and payable (as Additional Rent) upon Landlord's submission of an invoice therefor. All sums advanced by Landlord or Agent on account of Tenant under this Section, or pursuant to any other provision of this Lease, and all Base Rent and Additional Rent, if delinquent or not paid by Tenant and received by Landlord when due hereunder, shall bear interest at the rate of 5% per annum above the prime rate of interest as published from time to time in the Money Rates column of the Wall Street Journal ("Default Interest"), from the due date thereof until paid, and such interest shall be and constitute Additional Rent and be due and payable upon Landlord's or Agent's submission of an invoice therefor. The various rights, remedies and elections of Landlord reserved, expressed or contained herein are cumulative and no one of them shall be deemed to be exclusive of the others or of such other rights, remedies, options or elections as are now or may hereafter be conferred upon Landlord by law.

22.4.    Landlord's Default. Landlord's failure to perform or observe any of its Lease obligations after a period of thirty (30) business days or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure after receiving notice from Tenant is a default. The notice shall give in reasonable detail the nature and extent of the failure. After Tenant receives notice of a mortgagee's name and address and request for notice upon Landlord's default, Tenant shall provide the notice required by this paragraph to the mortgagee at the same time Tenant gives notice to Landlord. If Landlord commits a default and fails to cure such default within thirty (30) business days after notice from Tenant (or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure after receiving notice from Tenant is a default), Tenant may pursue any remedies given in this Lease or under the law, including, without limitation, the right to cure such default, and the reasonable costs thereof together with Default Interest, as defined in Section 22.3, at Tenant's election, may be taken as a credit against twenty-five percent (25%) of the installment(s) of Base Rent next due hereunder or may be billed to Landlord, in which case Landlord shall reimburse Tenant within thirty (30) business days after the date of such bill. In the event there is not sufficient time remaining under the Lease Term, Tenant may take credit above twenty-five percent (25%) if necessary to reimburse prior to the end of the Term,
23.    BROKER. Tenant covenants, warrants and represents that the broker set forth in Section 1.11(A) was the only broker to represent Tenant in the negotiation of this Lease ("Tenant's Broker"). Landlord covenants, warrants and represents that the broker set forth in Section 1.ll(B) was the only broker to represent Landlord in the negotiation of this Lease ("Landlord's Broker"). Landlord shall be solely responsible for paying the commission of Landlord's Broker and Tenant's Broker pursuant to the terms of a separate agreement between Landlord and Landlord's Broker. Each party agrees to and hereby does defend, indemnify and hold the other harmless against and from any other brokerage commissions or finder's fees or claims therefor by a party claiming to have dealt with the indemnifying party and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys' fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination or expiration of this Lease.
24.    MISCELLANEOUS.
24.1.    Merger. All prior understandings and agreements between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties. No agreement shall be effective to modify this Lease, in whole or in part, unless such agreement is in writing, and is signed by the party against whom enforcement of said change or modification is sought.
24.2.    Notices. Any notice required to be given by either party pursuant to this Lease, shall be in writing and shall be deemed to have been properly given, rendered or made only if personally delivered, or if sent by U.S. mail, Federal Express or other comparable commercial overnight delivery service, addressed to the other party at the addresses set forth below (or to such other address as Landlord or Tenant may designate to each other from time to time by written notice), and shall be deemed to have been given, rendered or made on the day so delivered or on the first business day after having been deposited with the courier service:

To Landlord:	c/o High Street Realty, LLC 53 State Street, 28th Floor Boston, MA 02109 Attn: Asset Management

With a copy to:	Drinker Biddle & Reath LLP One Logan Square, Ste. 2000 Philadelphia, PA 19103-6996 Attn: Lisa A. Sher

If to Tenant:	Huntington Ingalls Incorporated 4101 Washington Avenue Newport News, VA 23607 Attn: Facilities Department

With a copy to:	Huntington Ingalls Incorporated 4101 Washington Avenue Newport News, VA 23607 Copy to: Law Department

24.3.    Non-Waiver. The failure of either party to insist, in any one or more instances, upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the Lease shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt and acceptance by Landlord or Agent of Base Rent or Additional Rent with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.
24.4.    Default Interest. Any payment of any sums hereunder, or sums advanced or expended to or on behalf of one of the parties hereto by the other party, whether by Landlord to Tenant, or by Tenant to Landlord, which is not made or repaid when due shall accrue Default Interest from the due date through the date of collection or set-off, as the case may be.
24.5.    Parties Bound. Except as otherwise expressly provided for in this Lease, this Lease shall be binding upon, and inure to the benefit of, the successors and assignees of the parties hereto. Tenant hereby releases Landlord named herein from any obligations of Landlord for any period subsequent to the conveyance and transfer of Landlord's ownership interest in the Property provided Landlord's obligations are thereafter assumed by each transferee (whether Successor Landlord or otherwise). No obligation of Landlord shall arise under this Lease until the instrument is signed by, and delivered to, both Landlord and Tenant.
24.6.    Recordation of Lease. Tenant shall not record or file this Lease (or any memorandum hereof) in the public records of any county or state.
24.7.    Survival of Obligations. Upon the expiration or other termination of this Lease, neither party shall have any further obligation nor liability to the other except as otherwise expressly provided in this Lease and except for such obligations as, by their nature or under the circumstances, can only be, or by the provisions of this Lease, may be performed after such expiration or other termination.
24.8.    Governing Law; Construction. This Lease shall be governed by and construed in accordance with the laws of the state in which the Property is located. Venue shall be in the courts of Hampton, Virginia or the Federal Eastern District of Virginia. If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by law. The captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation, or other provision of this Lease to be performed by a party, shall be construed as a separate and independent covenant of that party, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. This Lease may be executed in counterpart and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.
24.9.    Time. Time is of the essence for this Lease. If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the state in which the Property is located, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in said state.
24.10.    WAIVER OF TRIAL BY JURY. THE LANDLORD AND THE TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATIER RELATED TO THIS LEASE OR THE PREMISES.
24.11.    Confidential Information. Except as necessary for the conduct of its business and consistent with the terms of the Lease, Tenant agrees to maintain in strict confidence the economic terms of this Lease and any or all other materials, data and information delivered to or received by any or all of Tenant and Tenants' Parties either prior to or during the Term in connection with the negotiation and execution hereof. The provisions of this Section 24.11 shall survive the termination of this Lease.
24.12.    Submission of Lease. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to lease. This Lease is not effective until execution by and delivery to both Landlord and Tenant. Facsimile or PDF signatures shall be deemed to be delivered, legal and binding.
24.13.    Riders. initialed) both by Landlord incorporated herein.
All Riders and Exhibits attached hereto and executed (or and Tenant shall be deemed to be a part hereof and hereby
24.14.    OFAC Representation. Tenant and Tenant each represents and warrants that neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U. S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statue, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not transfer this Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.
[Signature Page to Follow]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD:

301 WEST PARK INVESTORS, LLC,
a Delaware Limited Liability Company

By:	/s/ Robert V. Murray
Name:	Robert V. Murray
Title:	Authorized Person

TENANT:

HUNTINGTON INGALLS INCORPORATED,
a Virgina corporation

By:	/s/ Michael J. Helpinstill
Name:	Michael J. Helpinstill
Title:	Vice President and Chief Financial Officer